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                                                                    EXHIBIT 10.1


[Logo - GenCorp Aerojet]                                P O BOX 13222
                                                        SACRAMENTO CA 95813-6000

ROBERT A. WOLFE                                         TEL: 916-351-8616
PRESIDENT                                               FAX: 916-351-8668



                                                          May 3, 1999




Mr. Terry Hall
1644 35th Street NW
Washington, D.C. 20007



Dear Terry:

I am pleased to extend to you this offer of employment with GenCorp Inc. As you are aware, GenCorp Inc. is in the process of spinning off its Decorative & Building Products and Performance Chemical divisions into a separately held, publicly traded company. Prior to the spin-off, you will report to me on special assignment until the successful spin-off occurs. After the spin-off, you will report to me as the Senior Vice President, Chief Financial Officer for GenCorp Inc. located in Sacramento, California. Your employment will commence on May 1, 1999. This offer is contingent upon your written acceptance of the position under the following terms of employment:

1. Your semi-monthly base salary will be $12,916.67, an annualized salary of $310,000.

2. You will be eligible to participate in the company's annual incentive plan, beginning with GenCorp's 1999 fiscal year. Your maximum incentive opportunity will be 100% of your annual base salary. Your actual incentive payment will be based on GenCorp's achievement of specified objectives and GenCorp's evaluation of your personal performance. Annual incentive payments are payable in January or February following the end of GenCorp's fiscal year and in accordance with GenCorp's regular pay practices and discretion of the CEO. All annual incentive payments require that you be employed by GenCorp on the date of payment.

3. You will be guaranteed an annual incentive of $232,500 for fiscal year 1999, an amount equal to 75% of your starting base salary of $310,000.

4. You will receive a one-time sign-on bonus of $50,000 to be paid in the first regular pay cycle following the date your employment commences ("employment date").

5. On your employment date you will be granted an option to purchase 35,000 shares of GenCorp common stock pursuant to GenCorp's 1997 Stock Option Plan. The option price will be the closing price on the New York Stock Exchange of GenCorp common stock on

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Mr. Terry Hall                                                            Page 2
May 3, 1999



    your employment date. Also on your employment date, you will be granted 15,000 restricted shares of GenCorp Common Stock. The restriction will lift and the shares will transfer in equal segments of 5,000 shares over a three-year period. The first 5,000 shares will transfer one year from your employment date. The second and third segments (each equal to 5,000 shares) will transfer two years and three years respectively from your employment date. Subject to your signature on GenCorp's standard form of Restricted Stock Agreement, you will have full voting rights and receive dividends on any restricted shares. If your employment terminates for any reason other than death, disability, or change in control of GenCorp, you will forfeit 100% of any shares that are restricted on your termination date. If the proposed spin-off is cancelled for any reason, the total amount of restricted stock (15,000 shares) will be forfeited.

6. You will be eligible to participate in the company's long-term incentive plan commencing with the beginning of the plan in fiscal year 2000.

7. You will be eligible to participate in the company's stock option plan. In the event the Company grants options to any person in fiscal year 2000, you will be entitled to receive an option grant for not less than 30,000 shares in fiscal year 2000.

8. You will automatically participate in the company's retirement plan. Participation in this plan does not require employee contributions and your accrued benefit fully vests after five years of service.

9. You will be eligible to participate in the company's retirement savings plan. The plan provides a 100% matching contribution up to the first three percent of your contributions to the plan and a 50% match on your next three percent of contributions. All company-matching contributions vest immediately.

10. You will be eligible to participate in the company benefit restoration plan. The purpose of this plan is to restore retirement savings plan and pension plan benefits that you would otherwise lose because of certain Internal Revenue Code limitations on participation in such plans.

11. GenCorp will provide relocation assistance after the successful spin-off according to its Relocation Assistance Program for transferring employees. You will be guaranteed "no loss of equity" on the sale of your existing home, and you shall in addition, be grossed up for any taxes incurred on relocation reimbursements that are not otherwise tax deductible on your tax returns. To commence the relocation process, please complete the top portion of the enclosed Authorization for Movement Form and return it to Sam Harmon as soon as possible. After you return the completed form, a representative from our third party relocation service provider, Cendant Mobility, will contact you to begin your move and to review the details of the program.

12. You will be eligible for individual financial counseling. GenCorp has entered into an agreement with AYCO to provide this service. If you elect to participate, your cost will be

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Mr. Terry Hall                                                            Page 3
May 3, 1999



    10% of the annual fees charged by AYCO. You will incur an income tax liability on imputed income resulting from GenCorp's payment of its share of AYCO's fees.

13. GenCorp offers a flexible benefits program. It provides a number of benefit levels and options from which to choose. These options include:

        -   Comprehensive health insurance

        -   Dental insurance

        -   Life insurance

        -   Supplemental group universal life insurance

        -   Accidental death and dismemberment insurance

        -   Short-term disability insurance

        -   Long-term disability insurance

Participation in some of these plans is voluntary and requires employee contributions. Nothing herein will be deemed to preclude GenCorp from changing or terminating any employee benefit plan or practice applicable to you and other employees or require GenCorp to employ you for any specific period of time.

14. The term of your employment will be indefinite in duration and therefore, subject to termination at will by notice from you or GenCorp. GenCorp will not terminate your employment solely for the purpose of avoiding payment of the amount required by paragraph 17 below.

15. GenCorp offers a drug-free work environment. It is the policy of GenCorp that all offers of employment are contingent upon successfully passing a pre-employment alcohol and drug screen test. Please contact Sam Harmon to schedule an appointment at your earliest convenience. Additionally, you must satisfy all job-related physical requirements.

16. Lastly, this letter incorporates all of the elements of our employment offer, subject to the more definitive terms of the GenCorp Human Resources policies and employee benefit plans. There are no other terms or conditions of employment, and your acceptance of this offer acknowledges that no one provided additional promises or incentives for you to accept this offer. Summary descriptions of the GenCorp employee benefit plans are available from your human resources representative.

17. If the spin-off described above does not occur your annual salary of $310,000 will be continued for one year from the date of termination. Your medical health insurance shall also be continued for the one-year period. In consideration for any and all lost incentive opportunity at the time of your termination, you will also be eligible for 50% of your annual salary at the date of termination.

18. GenCorp will provide to you it's standard "Change in Control" Agreement after the successful spin off occurs. This agreement will be subject to approval by the GenCorp Board of Directors.

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Mr. Terry Hall                                                            Page 4
May 3, 1999



Terry, I am very excited by the prospect of you joining our team and believe that you can make a significant contribution to the success of our business. To indicate your agreement with the above terms of your employment offer, please sign below and return one copy of this letter to Sam Harmon in the enclosed return envelope.

Sincerely,

/s/ Robert A. Wolfe



Accepted this 6th day of May , 1999.


/s/ Terry Hall
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Terry Hall